Exhibit 99.3

Capital Investment to

Strengthen the Bank!

Dear [customer]:

Thank you for choosing AmericanWest Bank and making us your community bank. I am pleased to share with you that we are implementing a clear solution to strengthen the Bank that enables us to fund growth in our communities, provide continuous long-term service to customers, and preserve jobs for hundreds of employees.

As you may know, for the past two years we have been actively engaged in seeking additional capital to strengthen the Bank. We are excited to announce that SKBHC Holdings, LLC, a private investor led by experienced banking professionals, has agreed to put up to $200 million of capital into the Bank as a long-term investment. The exact amount of the investment will be the amount that satisfies our regulatory capital requirements and returns the Bank to “well-capitalized” status.

During the two years in which we have sought to raise new capital, we spoke with many interested parties and explored a wide variety of options. In the end, we found that no qualified investor was willing to make an investment in the Holding Company without resolution of its existing creditor claims—one way to resolve the claims, for example, would be for the creditors to accept a discounted settlement. Such a settlement has not been possible, so to facilitate the investment and recapitalization, the Holding Company—AmericanWest Bancorporation—intends to file a voluntary petition under Chapter 11 of the Bankruptcy Code. The Holding Company will ask for court approval to sell the Bank’s common stock to SKBHC, with SKBHC simultaneously investing additional capital in the Bank. This process gives the Holding Company an effective way to handle its creditors’ claims, while preserving the value of the Bank’s franchise for the community.

As a part of the process, the Court will oversee a competitive bidding process. Bids from other qualified bidders, who can recapitalize the Bank at an appropriate level and promptly receive required regulatory approvals, will be considered prior to the Court’s approval for SKBHC to purchase and invest in the Bank.

This capital investment comes from a private investor, so the Bank is being strengthened without financial assistance from the FDIC or taxpayers in the form of a government bailout. By year-end, we anticipate the entire process to be complete, which will fulfill the only significant remaining step required by regulators to strengthen the Bank.

In the meantime, rest assured that your community bank is here to serve you with the same great employees you know and trust and the outstanding service you’ve come to expect from AmericanWest Bank. Since the Chapter 11 filing does not include the Bank, you can count on business-as-usual from your local financial center, with full access to your accounts and Bank services, and, as always, deposit insurance to the fullest extent possible by the FDIC.

AmericanWest Bank holds strongly to our values and commitment to relationship banking. We appreciate the contribution customers, employees, and community partners have in making us a premier relationship bank in Washington, Idaho and Utah, and we look forward to continuing that legacy.

If you have any questions about the recapitalization of the Bank, feel free to contact any one of our financial center managers or members of our management team. Thank you again for making us your community bank.

Sincerely,

/s/ Patrick J. Rusnak
Patrick J. Rusnak
President & CEO

Member FDIC. Equal Housing Lender.